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                                                                     EXHIBIT 2.1

                               ASSET PURCHASE AGREEMENT

    THIS AGREEMENT is made this 7th day of July, 1997, at Cleveland, Ohio, by and among Unitel, Inc., an Indiana corporation, (hereinafter referred to as the "Seller"), Paul Satterthwaite and Jon Satterthwaite, individuals and controlling shareholders of Seller (hereinafter referred to collectively as "Satterthwaite"), Teleco Acquisition Corporation, an Ohio corporation (hereinafter referred to as "Buyer"), Telecomm Industries Corp., a Delaware corporation ("Telecomm").

                                       RECITALS

    1. Seller is an Indiana corporation, and presently owns and operates a voice and data telecommunication business, operated from the locations, identified on SCHEDULE 5.2.

    2. Seller desires to sell to Buyer and Buyer desires to purchase and acquire the going concern value and good will of Seller's business, including all of the assets of Seller (all of which are hereinafter defined as the "Transferred Assets"), all on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:


SECTION 1.    DEFINITIONS

    As used in this Agreement, the terms identified below in this Section will have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context.

    1.1 ACQUISITION BALANCE SHEET - means the June 30, 1997 Balance Sheet of Seller, a copy of which is attached hereto and marked SCHEDULE 1.1.

    1.2 ACQUISITION STATEMENT OF INCOME AND EXPENSES - means the June 30, 1997 Statement of Income and Expenses of Seller, a copy of which is attached hereto and marked SCHEDULE 1.2.

    1.3 ACQUISITION FINANCIAL STATEMENTS - means the Acquisition Balance Sheet, and the Acquisition Statement of Income and Expenses.


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    1.4  BUYER - Teleco Acquisition Corporation, an Ohio corporation, a wholly owned subsidiary of Telecomm.

    1.5 BUYER INDEMNIFIED PARTIES - Teleco Acquisition Corporation, an Ohio corporation, its Affiliated entities, Officers, Directors, shareholders and employees.

    1.6 AGREEMENT - means this Asset Purchase Agreement together with the Attachments.

    1.7 ATTACHMENTS - means the Schedules and Exhibits referred to herein and attached hereto.

    1.8 AUTHORIZATION - means any Government consent, license, permit, grant or other governmental authorization.

    1.9 CLOSING - means the Closing of the Transaction as described in SECTION 12 hereinbelow.

    1.10 CLOSING DATE - means the 31st day of July, 1997, or such other date as subsequently may be agreed upon by the parties, in writing. Any reference herein to the Closing Date for the purpose of establishing a point in time, or calculating a period of time, means 11:59 p.m., local time on the Closing Date.

    1.11 CONTRACT - means any voluntarily entered written or oral agreement or commitment that is legally binding on any person or Entity under applicable law.

    1.12 COURT ORDER - means any judgment, decree, injunction or order of any federal, state, local or foreign court that is binding on any person or Entity or its property under applicable law.

    1.13  EFFECTIVE DATE - means the date first above written.

    1.14 ENTITY - means a corporation, partnership, sole proprietorship, joint venture or other form of organization whether formed for the conduct of a business or profit seeking activity, active or passive, or not for profit.

    1.15 GAAP - means generally accepted accounting principles as determined by the Financial Accounting Standards Board. All references herein to financial statements prepared in accordance with GAAP means in accordance with GAAP consistently applied throughout the periods to which reference is made.

    1.16  INDEMNITOR - means Seller and Satterthwaite, jointly and severally.


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    1.17  INTELLECTUAL PROPERTY - means any tradenames, trademarks, service marks, copyrights and works of authorship, and all registrations and applications for the foregoing, and all licenses or license rights related to or based upon the foregoing, software licenses and know-how licenses, trade secrets, fictitious names, assumed names, all industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related thereto and all registrations and applications therefor and all reissues, divisions, continuations-in-part, re-examinations and extensions thereof, together with the right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing.

    1.18 PERMITTED EXCEPTIONS - means such restrictions, encumbrances, easements, conditions, reservations and limitations, pertaining to the Assets, and in all events, approved by Buyer in writing, as provided hereunder.

    1.19  SELLER - means Unitel, Inc., an Indiana corporation.

    1.20 SELLER'S BUSINESS - means the existing business operations (including without limitation, the goodwill and going concern value), labor relations, customer and supplier relations, and products, if any, or services, if any, of Seller.

    1.21 TELECOMM - means Telecomm Industries Corp., a Delaware Corporation and the parent corporation of Buyer.

    1.22 TRANSACTION - means the transaction contemplated by the Agreement, and the related Exhibits.

    1.23 TRANSFERRED ASSETS - means the assets to be sold and transferred by Seller to Buyer in accordance with this Agreement as more specifically described in SECTION 2.

    1.24 YEAR-END BALANCE SHEETS - means the Balance Sheet for the year ended December 31, 1996.

    1.25 YEAR-END STATEMENTS OF INCOME AND EXPENSES - means the Statements of Income and Expenses of Seller for the year ended December 31, 1996.

    1.26 YEAR-END FINANCIAL STATEMENTS - means the Year-End Balance Sheets, and the Year-End Statement of Income and Expenses.


SECTION 2.        PURCHASE AND SALE OF ASSETS

    On the basis of the warranties and representations contained herein, all of which are a primary inducement to Buyer and upon which Buyer has relied, and subject to the terms, covenants and conditions set forth hereinafter, Seller agrees to sell, transfer and assign to


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Buyer free of all encumbrances except Permitted Exceptions, and Buyer agrees to purchase, all of the property and assets owned by Seller (whether known or unknown, tangible or intangible, real, personal or mixed, and wherever located) existing as of the Closing. The assets to be purchased and sold hereby are sometimes hereafter collectively referred to as the "Transferred Assets." The Transferred Assets include, but are not limited to, all of the following assets of Seller will sell and deliver to Buyer, and Buyer will purchase and acquire from Seller certain of the property and assets owned by Seller, including Seller's Business (the "Transferred Assets"), and described as follows:

    2.1  All of the receivables of Seller, as of the Closing Date;

    2.2  All inventory of Seller;

    2.3  All rights to prepaid expenses, as of the Closing Date;

    2.4  The motor vehicles described in SCHEDULE 2.4;

    2.5  The real property;

    2.6 All other fixed assets owned by Seller and used in connection with the conduct of Seller's Business, including-the machinery, equipment, telephone equipment, tooling, furniture and furnishings, computer hardware, all of which are specifically described in SCHEDULE 2.6. The list of fixed assets set forth in SCHEDULE 2.6 is not intended by the parties to be an exhaustive or exclusive listing of the fixed assets of Seller sold hereunder, it being the intention of the parties that Buyer acquire all fixed assets of Seller, used by Seller in connection with Seller's Business, irrespective of whether or not any such fixed assets are disclosed therein, and regardless of whether such assets have been written off the books and records of account of Seller;

    2.7 All right, title and interest in and to all of Seller's Contracts pursuant to an Assignment and Assumption Agreement, a copy of said agreement being attached hereto as EXHIBIT 2.7; provided, however, that, in the case of unfilled purchase orders, and customer supply and distributor agreements (if any), Buyer will assume the duties and obligations of such Contracts, which accrue after Closing as to the delivery of products and services to such customers;

    2.8 The customer list of the customers of Seller's Business, including those customers disclosed in SCHEDULE 2.8;

    2.9 All manuals, charts, instructions of application, files and records, signs, customer and marketing-data, engineering data, plans and blueprints as are used in connection with Seller's Business, and all documents, papers and records pertaining to employees, customers and vendors in connection with Seller's Business, including accounts receivable and trade payable records; provided, however, that Seller may retain all corporate records


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    and minute books, all original books of account and accounting data maintained by Seller for financial reporting and tax reporting purposes;

    2.10 All Intellectual Property of Seller used in connection with Seller's Business, as disclosed in SCHEDULE 2.10; including the exclusive right to use the name "Unitel", or any derivative therefor, and including all rights Seller has to its know-how, trade secrets, processes, technology, discoveries, unpatented inventions and designs, formulae and procedures and other intellectual property, including, but not limited to, documentation relating to any of the foregoing, all shop rights and the right to sue for past infringement or improper, unlawful or unfair use or disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world;

    2.11 Know-how, trade secrets, processes, technology, discoveries, unpatented inventions and designs, formulae and procedures and other intellectual property, including, but not limited to, documentation relating to any of the foregoing, all shop rights and the right to sue for past infringement or improper, unlawful or unfair use or disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world;

    2.12 All assignable authorizations relating to or utilized in connection with Seller's Business or any part thereof or the Transferred Assets;

    2.13 All supplies of Seller, including without limitation, stationery and other office supplies;

    2.14  All Seller's rights to any leasehold improvements;

    2.15 All Seller's interest in and to all telephone, fax and telex numbers, post office box numbers and all listings pertaining to Seller's Business in all telephone books and directories, stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs and advertising and promotional materials, the telephone, fax and telex numbers and post office box numbers being identified in attached Schedule 2.15;

    2.16  Rights in, to and under third-party manufacturers' warranties;

    2.17  Claims as to which Seller is a judgment creditor;

    2.18 Rights in and to Seller's corporate name and all variants thereof, and all rights to use of Seller's corporate name as a trademark, tradename or service mark;

    2.19 All assets reflected on the Final Closing Balance Sheet, whether or not referenced in any paragraph above;

    2.20  The goodwill and going concern of value of Seller's Business;


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    2.21   All cash, bank deposits, and marketable securities.


    The list of assets set forth above is not intended by the parties to be an exhaustive or exclusive listing of the assets of Seller sold hereunder, it being the intention of the parties that Buyer acquire all assets, property rights, Contract rights and legal rights of Seller, wherever situated, irrespective of whether or not any such assets or rights are disclosed herein, and regardless of whether such assets have been written off the books and records of account of Seller, but excluding the assets described by SECTION 3 below.


SECTION 3.     ASSETS SPECIFICALLY EXCLUDED

    This Agreement will specifically exclude the sale and purchase of:

    3.1 The corporate minute book, stock records and tax returns of Seller and other similar corporate books and records originals of which Seller is required to maintain under applicable laws (provided copies of the same are included among the Transferred Assets);

    3.2  Any shares of Seller's capital stock held in Seller's treasury;

    3.3 All personal items of Satterthwaite identified in Schedule 3.3 attached hereto; and

    3.4 All rights of Seller arising under this Agreement, including but not limited to the Purchase Price consideration to be received per Section 4 below.


SECTION 4.      PURCHASE PRICE AND MANNER OF PAYMENT

    The purchase price to be paid by Buyer to Seller for the Transferred Assets shall be a sum equal to following:

    (i) 2,000,000 shares of common stock of Telecomm, par value $.01 shares ("Shares");

    (ii) $1,000,000 convertible promissory note as set forth in EXHIBIT A (the "Note");

    (iii) the payment of Seller's bank loan due Fifth Third Bank calculated as of the Closing Date;

    (iv) the payment of Seller's creditors per Schedule 10.8, not to exceed $1,200,000;

    (v) the assumption of Seller's additional liabilities approved by Buyer which additional liabilities will be set for in Schedule 4.1, which Schedule will be updated at Closing to include those additional liabilities of the Seller incurred in the normal course of business


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    through the Closing Date; provided however, Seller shall be solely responsible for all professional fees including accounting and legal incurred by Seller in connection with the execution and consummation of this Agreement.

    Buyer and Seller agree that an allocation of the purchase price will be made among the Transferred Assets as set forth on IRS Form 8594, Asset Acquisition Statement, attached as EXHIBIT B hereto, and that said IRS form will be prepared and attached to their respective federal income tax returns. The parties shall mutually agree upon the allocation within 45 days after the Closing.


SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER SATTERTHWAITE

    Seller and Satterthwaite, JOINTLY AND SEVERALLY, represent and warrant to Buyer as follows:


    5.1  STATUS OF SELLER.

    Seller is a corporation duly organized, duly incorporated, validly existing and in good standing under the laws of the State of Indiana, with all requisite corporate power and authority to carry on Seller's Business and own the Transferred Assets. Seller is qualified or registered with any other state as required by state law in order to conduct Seller's Business, all such foreign states being described in SCHEDULE 5.1.

    5.2 BUSINESS LOCATIONS. Schedule 5.2 identifies each state and country where Seller:

         a. owns or leases real property;

         b. maintains sales offices or sales agents; or

         c. maintains inventory.

    5.3  OWNERSHIP OF SELLER.

    All of the issued and outstanding shares of the capital stock of Seller are owned of record and beneficially by its shareholders as follows:

         Shareholder                   No. of Shares
         -----------                   -------------

         Jon Satterthwaite                   251

         Paul Satterthwaite                  251


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    5.4 AUTHORIZATION OF SALE.

    The officers of Seller who execute and deliver the Agreement and the Exhibits have the requisite capacity, power and authority to do so. The execution and delivery by Seller, through its officers, of this Agreement, and all documents attendant thereto, and the performance of the Transaction has been duly and validly authorized by the shareholders and the board of directors of Seller, and will not (a) violate any material Contract to which Seller is a party or gives rise to a right of termination or acceleration under any material Contract by which Seller is bound; (b) violate any provisions of the Articles of Incorporation, Regulations, By-laws or any other governing instruments or corporate documents of Seller (including without limitation any buy-sell agreement or close corporation agreement); (c) violate any law or Regulation of any Government; or (d) violate any Court Order binding upon Seller or affecting the Transferred Assets, including Seller's Business, or (e) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing.

    5.5 BINDING NATURE AND ENFORCEABILITY OF AGREEMENT.

    The Agreement, and all other documents delivered to Buyer at the Closing, are legally binding upon Seller and Satterthwaite (and all other signatories), as applicable, and enforceable against Seller and Satterthwaite (and all other signatories), as applicable, in all respects.

    5.6  GOOD TITLE.

    Seller has good and marketable title to the Transferred Assets, free and clear of all Liens whatsoever, except as disclosed and accepted by Buyer, in writing, as a Permitted Exception, in SCHEDULE 5.6.

    5.7  COMPLIANCE WITH LAWS: AUTHORIZATIONS.

    Seller is not in violation of any law, including regulations of any government (state or federal), relating to the operation of Seller's Business, which violation or violations might have a material adverse effect, individually or in the aggregate, upon Seller's Business. The operation of Seller's Business conforms to all applicable laws, including regulations. There have been no allegations of or inquiries concerning any violations of law by Seller within the past three (3) years.

    5.8 TAX RETURNS AND AUDITS.

    Except as disclosed on Schedule 5.8, Seller has duly filed all government tax returns required of Seller to be filed, and all government taxes owed by Seller with respect to Seller's Business, assets or income, which are due and payable have been paid or will be paid timely, to the Closing Date, including without limitation, all social security taxes, withholding taxes, sales and use taxes, property and income taxes, unemployment insurance or workers compensation


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taxes, to the appropriate government, other than taxes which are not yet due or which, if due, (a) are not yet delinquent, (b) are being contested in good faith or have not been finally determined.

    5.9 CONTRACTS.

    Except as disclosed in SECTION 5.9, Seller is not a party to, nor is Seller bound by any Contract, which is not terminable at will without cost or liability.

    Except as disclosed in SCHEDULE 5.9, all material Contracts disclosed therein are assignable to Buyer without any requirement to obtain the consent of any person or Entity. In the course of Buyer's due diligence, Seller has delivered to Buyer accurate and complete copies of each such written Contract, and an accurate and complete written description of each such oral Contract, in each case with all modifications and amendments thereto.

    5.10  COMPLIANCE WITH CONTRACTS.

    With respect to Seller's Business, Seller has complied with all the material provisions of all Contracts to which Seller is a party or under which Seller is bound, and Seller is not in default of any material provision thereof.

    5.11 FINANCIAL MATTERS.

    Seller has delivered to Buyer complete and accurate copies of the Year-End Financial Statements. In addition, Seller has delivered to Buyer complete and accurate copies of the Acquisition Financial Statements. The Year-End Financial Statements and the Acquisition Financial Statements have been prepared in conformity with GAAP throughout the periods covered, and are consistent with prior periods, except as otherwise expressly noted therein, or otherwise disclosed in SCHEDULE 5.11, and have been prepared from the accounting books and records of Seller. The Year-End Balance Sheets and the Acquisition Balance Sheet fairly present the financial condition of Seller at such dates indicated. The Year End Statements of Income and the Acquisition Statement of Income fairly present the results of Seller's Business for the periods thereby covered.

    Specifically, but not by way of limitation, the Year-End Balance Sheets and the Acquisition Balance Sheet disclose all the liabilities of Seller as of the date of such balance sheets, including a reserve for all taxes and liabilities accrued or due at such dates, but not yet payable (except such liabilities as are not required to be reflected therein in accordance with GAAP, or which are otherwise disclosed in Schedule 5.11).

    The accounting books and records of Seller are complete and accurate, and fairly reflect all transactions to which Seller is a party, and the items of income and expense, assets and Liabilities and all accruals required, are reflected in accordance with GAAP, except as deviations are otherwise disclosed herein in SCHEDULE 5.11. Such books and records of Seller are prepared


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and maintained in form and substance adequate for preparing financial statements for Seller in accordance with GAAP.

    Except as disclosed in the Agreement or the Attachments, and except for events of general application which would affect all comparable or similarly situated businesses, since the date of Seller's Acquisition Balance Sheet, whether or not in the ordinary course of business, there has not been, occurred or arisen:

    a.   any material adverse change in the Seller's Business; or

    b. any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, adversely affecting any of Seller's assets (including the Transferred Assets), or Seller's Business; or

    c. any capital expenditures or commitments therefore which, in the aggregate, are in excess of Five Thousand Dollars ($5,000.00); or

    d. any sale or other disposition or dissipation of any fixed assets of Seller, except as disclosed in SCHEDULE 5.11(i); or

    e. any other event, condition or state of facts of a character which might materially adversely affect, or threatens to materially adversely affect, Seller's Business.

    SCHEDULE 5.11.1 is a complete and accurate list of all of the receivables of Seller, as of the 30th day of June, 1997, which shows the amount due and aging analysis thereof and noting, where applicable, any of the same as are the subject of any pending or threatened litigation, or dispute. All such receivables and those arising subsequent to the date of said list and prior to Closing have arisen only in the ordinary course of business for goods sold or services rendered. Except as disclosed in SCHEDULE 5.11.1, there are no counterclaims or set-offs with respect to any such receivables. Schedule 5.11.1 shall be updated as of the Closing Date.

    Schedule 5.11.2 is a complete and accurate list of all Inventories of Seller, whether or not reflected on the Acquisition Balance Sheet, are disclosed in a detailed descriptive listing of its components and prepared as of the 30th day of June, 1997.

    5.12 EMPLOYMENT MATTERS.

    Seller employs a total of ninety-two (92) employees. Except as set forth on SCHEDULE 5.13, Seller does not use any leased employees. SCHEDULE 5.12 lists the names, dates of hire, current annual compensation rates and other compensation arrangements of all of Seller's employees.

    Except as disclosed in SCHEDULE 5.12, there are no controversies pending or threatened between Seller and the employees of Seller's Business which may have a material adverse impact upon Buyer's operation of Seller's Business after the Closing Date, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims"), and there is no state of facts or event which could reasonably be


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expected to form the basis for any Employee Claims.  Except as disclosed in
SCHEDULE 5.12, Seller is in compliance with all applicable laws relating to the employment of labor regarding Seller's Business, including without limitation, the provisions thereof relating to wages and hours, discrimination, and worker's compensation and safety.

    Except as disclosed in SCHEDULE 5.12, no charges have been filed against Seller within the past three (3) years with respect to Seller's Business which are pending as of the Closing, nor have any lawsuits been instituted, by the Equal Employment Opportunity Commission, any comparable state agency, or individuals alleging any violation of any federal or state antidiscrimination acts which are pending as of the Closing. Except as disclosed in SCHEDULE 5.12, Seller has entered into no settlement or consent agreements with the EEOC or any comparable state agency with respect to Seller's Business that may bind a successor business. Except as disclosed in SCHEDULE 5.12, during the past three
(3) years, Seller has not undergone any Department of Labor investigation or audit regarding a violation or potential violation of the Fair Labor Standards Act with respect to Seller's Business which are pending as of the Closing, nor is Seller subject to any pending lawsuits by any individuals or the Department of Labor alleging violations of the Fair Labor Standards Act. All Contracts in effect between Seller and the employees of Seller's Business are disclosed in
SECTION 5.12, whether written or oral, including without limitation, all Contracts containing any restrictive covenant provision or confidentiality/nondisclosure provisions. Except as disclosed in SCHEDULE 5.12, Seller is not subject to any National Labor Relations Board orders resulting from unfair labor practice charges arising out of Seller's Business.

    Seller has paid in full to all employees all wages, commissions, bonuses and other direct compensation for all services performed by them up to the Closing Date. Seller has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected therefrom, and Seller has paid the same when due to the proper government. Except as otherwise disclosed in SCHEDULE 5.12, the employees of Seller will not have any accrued bonuses or accrued vacation pay that remain unpaid as of the Closing Date, nor will Seller owe such employees any other money for any reason whatsoever, including without limitation, any employee deposits.

    With respect to Seller's Business, except as otherwise disclosed in
SCHEDULE 5.12, Seller has not entered into a collective bargaining agreement with any labor union. There is no union representation of Seller's employees, there has been no attempt by a labor organization to organize seller's employees into a collective bargaining unit, and there is no basis to believe that there is any imminent threat of an attempt to organize a union.

    5.13  OWNERSHIP OF ASSETS.

    Except as disclosed in SCHEDULE 5.13, there is no property or asset which is used by Seller in the conduct of Seller's Business or without which Seller's Business could not be conducted, as presently conducted, which is either (a) not included in the Transferred Assets, or (b) not disclosed as a rented or leased asset in SCHEDULE 5.13.


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    5.14  REAL ESTATE.

    SCHEDULE 5.14 contains a complete and accurate list of all real property which is either (a) currently owned, leased by Seller, or otherwise used by Seller pursuant to a license or easement. Seller either owns outright or holds such leasehold estates (and will continue to do so at Closing) in all real property as is necessary for the conduct of Seller's Business.

    5.15  TANGIBLE PERSONAL PROPERTY.

    SCHEDULE 5.15 sets forth all of the leased vehicles used by Seller with respect to the conduct of Seller's Business.

    Within five (5) days of the Closing, Seller will cause, at Seller's cost, a Uniform Commercial Code search to be made with respect to the tangible personal property together with a Government Tax Lien search with the appropriate government agencies for the state wherein the tangible personal property is located, and deliver a report of the same to Buyer.

    5.16 EMPLOYEE FRINGE BENEFITS.

    With respect to Seller's Business, SCHEDULE 5.16 contains a list of each and every employee fringe benefit provided, whether by written or oral agreement or plan, to any one or more of Seller's employees or agents, including without limiting the generality of the foregoing, all pension plans, welfare plans, voluntary employee beneficiary associations, life insurance, death benefits, vacation pay benefits, health insurance or medical care benefits.

    5.17 BILL OF SALE.

    The execution and delivery of a Bill of Sale to be delivered to Buyer at the Closing Date will vest in Buyer good and marketable title to all of the Transferred Assets, free and clear of all restrictions, liens and encumbrances whatsoever, except (a) the Permitted Exceptions.

    5.18  CONSENTS.

    No authorization, approval, consent or order of, or registration, declaration or filing with, any court, Government, Entity or person is required in connection with the execution, delivery or performance of this Agreement, any Exhibit, or any other agreement, instrument or document to be delivered by or on behalf of Seller in connection herewith.

    5.19  BROKERS AND FINDERS.

    No broker, finder or other person or Entity acting in a similar capacity has participated on behalf of Seller or Satterthwaite in bringing about the Transaction, has rendered any services with respect thereto or has been in any way involved therewith.



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    5.20  NO FOREIGN PERSON.

    Seller is not a "foreign person" as contemplated by Section 1445(a) of the Code, and therefore Buyer will have no duty to deduct and withhold a tax equal to ten percent (10%) of the amount realized on this transaction.

    5.21 RESTRICTED SHARES.

         a. Seller acknowledges, understands and agrees that the Shares have not been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and have not been registered under any state securities law. The Shares may not be resold or redistributed without registration under the Securities Act and any applicable state securities laws, unless an applicable exemption from such registration is available.

         b. The Shares being acquired by Seller under this Agreement, are being acquired for Seller's own account, for investment purposes, not for the interest of any other person, firm or entity, and not with a view to or present intention of reselling or distributing all or any portion of, or interest in, the Shares.

         c. Seller does not have any right to compel Telecomm to register the Shares under the Securities Act or any state securities law and such Seller acknowledges that Telecomm has no present intention of registering the Shares.

         d. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment in the Shares and of making an informed investment decision.

         e. The certificates evidencing the Shares shall bear the following legend:

              The shares represented by this stock certificate have not been registered under any state securities act (the "State Acts") or the Securities Act of 1933, as amended (the "Securities Act"). The shares cannot be sold or otherwise disposed of without either registration or an exemption from registration. The corporation is under no obligation to register the shares under the State Acts or the Securities Act. The shares are subject to a further restriction as evidenced by the Agreement between the shareholders of P&J Holdings, Inc. (formally Unitel Corporation) in a Shareholder Agreement dated July __, 1997.

SECTION 6.     REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller as follows:

    6.1  STATUS OF BUYER.

    Buyer is a corporation duly organized, duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has full corporate powers and authority to execute and perform this Agreement.



    6.2  AUTHORIZATION OF SALE.

    The officers of Buyer who execute and deliver the Agreement have the requisite capacity, power and authority to do so. The execution and delivery by Buyer, through its officers, of this Agreement, and all documents attendant thereto, and the performance of the Transaction has been duly and validly authorized by the board of directors of Buyer, and will not (a) violate any Contract to which Buyer is a party; or (b) violate any provisions of the Articles of Incorporation, the Regulations or any other governing documents or corporate documents of Buyer.

    6.3  BINDING NATURE AND ENFORCEABILITY OF AGREEMENT.

    The Agreement, and all other documents delivered to Seller at the Closing, and signed by Buyer, are binding upon Buyer, in all respects.

    6.4  CONSENTS.

    No authorization, approval, consent or order of, or registration, declaration or filing with, any court, Government, Entity or person is required in connection with the execution, delivery or performance of this Agreement, any Exhibit, or any other agreement, instrument or document to be delivered by or on behalf of Buyer in connection herewith.


    6.5  BROKERS AND FINDERS.

    No broker, finder or other person or Entity acting in a similar capacity has participated on behalf of Buyer in bringing about the Transaction, has rendered any services with respect thereto or has been involved, in any way, therewith.

    6.6 FINANCING. Buyer and Telecomm warrant and represent to Seller that adequate shares of Telecomm stock are authorized and able to be issued by Telecomm to complete this transaction and the issuance of the Note will violate no other corporate borrowing agreements, liquidity or ratio agreements. Seller acknowledges that the Note will be subordinated to the Key Bank Loan.

    6.7 LITIGATION. There is no claim, action, suit proceeding or governmental investigation pending or, to the best knowledge of Buyer, threatened against Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement, and to the best knowledge of Buyer, there is no reasonable basis therefor.

    6.8 INVESTIGATION BY BUYER. Buyer agrees, to the fullest extent permitted by law, that neither Seller or Satterthwaite shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities law or otherwise) based upon any information provided or made available, or statement made, to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Seller and Satterthwaite set forth in this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein and except for acts of fraud.


SECTION 7.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES
              ACCURACY AND COMPLETENESS

    No representation made or warranty given in this Agreement and no material statement contained in any document, instrument, Schedule, or Exhibit delivered to Buyer pursuant hereto or in connection with the Transaction, by any of Seller's officers, directors, employees or agents, contains, or will contain, any untrue statement of a fact, or omits, or will omit, to state a fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading. The parties acknowledge that the representations and warranties contained herein are a significant inducement to the parties entering into the Transaction.


SECTION 8.    INDEMNIFICATION

    8.1 INDEMNIFICATION.

    For a period of twelve (12) months following the Closing Date, indemnitor will defend, indemnify the Buyer Indemnified Parties against and hold harmless the Buyer Indemnified Parties from any Damages, suffered by the Buyer Indemnified Parties, and resulting to the Buyer Indemnified Parties from any of the following:

         a. Any inaccurate representation made by Seller and Satterthwaite pursuant to the Agreement;

         b. Any breach of warranty given by Seller and Satterthwaite pursuant to the Agreement:

    8.2  RIGHTS OF SET OFF.

    In the event that Buyer is entitled to indemnification from Indemnitor for Damages, Buyer may apply, in its sole discretion, the dollar amount of the Damages as a setoff against any Liability Buyer owes to Indemnitor.

    Such right of setoff will not be exclusive, but will be cumulative with all other remedies available to Buyer. The amount of such right of setoff will serve as a reduction of the Purchase Price specified in SECTION 4 hereinabove. Buyer is not required to commence litigation or to take other action against any third party prior to making a claim against Indemnitor either for indemnification or to entitle Buyer to its right of setoff, provided, however, the amount of any indemnification shall be reduced by any amount received by Buyer with respect thereto under any insurance coverage from any third party alleged to be responsible thereto, which insurance claim Buyer shall use reasonable efforts to pursue, but shall not be required to bring suit to do so.


SECTION 9.    ACCESS TO RECORDS

    Seller grants to Buyer (its agents, employees, attorneys and accountants) during normal business hours, after the Effective Date, full and complete access to Seller's premises, and such business documents and records as Buyer may request, in order that Buyer may become fully acquainted with the Transferred Assets (including the condition of same, and the premises upon which Seller's Business is operated), Seller's Business, and all matters and things pertaining to the operation of Seller's Business, and in order that Buyer may ascertain the accuracy of Seller's representations and warranties herein made or given.

    For a period of as least six (6) years after Closing, Seller will maintain in a safe and secure place all business records and documents pertaining to Seller's Business, including all tax records and books of account, and will thereafter permit Buyer to review such records and make copies.


SECTION 10.   BUYER'S CONDITIONS PRECEDENT TO CLOSING

    The obligation of Buyer to consummate this Agreement, and to perform hereunder at-Closing, in any respect, is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each and every one of the following Conditions Precedent:

    10.1  COMPLIANCE WITH AGREEMENT.

    All of the terms and conditions of this Agreement to be complied with and performed by the Seller and Satterthwaite on or before the Closing Date, including the delivery to Buyer of all schedules, documents and instruments required to be delivered to Buyer hereunder, will have been complied with and performed, and Seller will have permitted Buyer to conduct a full and complete due diligence inspection as contemplated herein.

    10.2  REPRESENTATIONS AND WARRANTIES.

    All representations and warranties of Seller set forth in this Agreement will be true and correct, subject to any changes contemplated by this Agreement, and any deviation or falsity will have been disclosed to and agreed to by Buyer, in writing, subsequent to the Effective Date and prior to the Closing.




    10.3  NO ADVERSE EVENTS.

    Since the Effective Date, whether or not in the ordinary course of business, there will not have been, occurred or arisen any event, condition or state of facts of any character (except for changes in general economic conditions) which materially adversely affects (or which may reasonably be anticipated to adversely affect after Closing) the conduct or profitability of Seller's Business by Buyer after Closing, or the use by Buyer of the Transferred Assets.

    10.4  EXECUTION AND DELIVERY OF THE EXHIBITS.

    All persons or Entities identified as parties to the Exhibits will have fully executed the same and delivered them to Buyer for its execution.

    10.5  NAME CHANGE.

    Buyer will have received all documentation necessary to effectuate a change of Seller's corporate name to one not using any of the word "Unitel" or any variant thereof or words similar thereto, and to permit Buyer to use Seller's name in the state of its incorporation and in all states wherein Seller is qualified to do business as a foreign corporation.

    10.6  GOOD STANDING.

    Buyer will have received good standing certificates dated no more than 10 days prior to the Closing Date from Seller's state of incorporation and each state in which the Seller is qualified to do business as a foreign corporation.

    10.7  SCHEDULES.

    In Buyer's opinion, no change in any Schedule which is updated and delivered to Buyer by Seller in accordance with SUBSECTION 14.20 hereof will be materially adverse to the financial condition, Transferred Assets or Seller's Business.

    Should any of the conditions precedent specified hereinabove in favor of Buyer fail to be satisfied on or prior to the Closing, Buyer will have the power, at it's option, exercisable by the giving by Buyer of written notice to Seller evidencing such intent to terminated this Agreement, and thereby render the duties and obligations of Buyer hereunder null and void. In the event any condition precedent fails to be satisfied by reason of any loss, damage or destruction of the Transferred Property, for which insurance proceeds are due and owing, Buyer, at its option, in lieu of exercising its right of termination hereunder, may elect to proceed with the Transaction, and close the same, and thereafter all such insurance proceeds, or claims with respect to such property loss, will be paid or assigned to Buyer. Seller will cooperate fully in obtaining such proceeds.


    10.8 SETTLEMENT OF TRADE CREDITOR CLAIMS.

    Seller's creditors, other than its lender, Fifth Third Bank, or other entities involved in financing arrangements, shall have executed settlement agreement for their outstanding claims so that in the aggregate the total obligations due such creditors as of the Closing Date shall not exceed One Million Two Hundred Thousand Dollars ($1,200,000.00). Seller shall provide Buyer with SCHEDULE 10.8 listing all such creditors.

    10.9   DUE DILIGENCE.

    Completion of all required due diligence to the full satisfaction of Buyer, including but not limited to the review of all business and financial aspects of Seller and the schedules attached hereto..

    10.10 EMPLOYMENT AND NON-COMPETITION AGREEMENTS.

    Satterthwaite will enter into Employment and Non-Competition Agreements, copies of which are attached hereto as EXHIBIT C.

    10.11 BANK LOAN.

    The Key Bank loan proposal of May 21, 1997 attached hereto as EXHIBIT "D" shall have been completed to the full satisfaction of Key Bank and Buyer, and the proceeds used to pay Seller's current bank debt due July 1, 1997, and the creditors of Seller referenced in Section 10.8. Seller further acknowledges that the Key Bank Loan will require Seller to subordinate the Note to said loan.

    10.12  PUBLICITY AND DISCLOSURE.

    Prior to the Closing, any news release or announcement by Seller or Satterthwaite pertaining to the Agreement, or the Transaction, will be submitted first to Buyer for its approval. No general announcement, nor any statement or disclosure will be made to any person or Entity, including without limitation, Seller's customers or suppliers concerning the Transaction without the prior written consent of Buyer.

    In no event will any party hereto disclose to any person or Entity any of the terms or provisions of this Agreement or the Attachments, at any time, either before or after Closing, without first obtaining the written consent of all parties, except as required by a Court Order or as required by law, in which event the party required to ma-kc disclosure will immediately notify all other parties of such impending disclosure.

    10.13  AMENDMENT OF ARTICLES OF INCORPORATION.

    At Closing, Seller will amend its Articles of Incorporation changing its corporate name to a name dissimilar to the name acquired by Buyer hereunder, such new name to be first approved by Buyer in writing, such approval not to be unreasonably withheld.

SECTION 11.   SELLER'S CONDITION PRECEDENT TO CLOSING

    The obligation of Seller to consummate this Agreement and to perform hereunder at Closing, in any respect, is subject to and conditional upon the satisfaction, at or prior to the Closing Date, of each and every one of the following conditions precedent.

    11.1 PAYMENT OF SELLER'S CURRENT BANK LOAN AND RELEASE OF SATTERTHWAITE.

    Seller's current bank loan to Fifth Third Bank shall be paid in full upon the Closing and the previous personal guarantee given by Satterthwaite to the bank shall be released by the bank.

    11.2 PAYMENT OF TRADE CREDITORS.

    The trade creditors of Seller shall be paid the previously agreed upon settlement amounts, not to exceed Six Hundred Thousand Dollars ($600,000) in total.

    11.3 EMPLOYMENT OF SELLER'S EMPLOYEE.

    Schedule 11.3 sets forth copies of all Employment Agreements to which Seller has entered into with its employees. All other employees of Seller are "employees at will."

    Buyer and Seller within fourteen (14) days following the execution of this Agreement shall have agreed upon those employees of Seller which shall be hired by Buyer at the same salary as they were receiving prior to the sale. In addition, said selected employees shall receive the same benefit package that the employees have at Telecomm. Buyer agrees that Buyer shall be responsible for the payment of any valid employment claims of those employees not hired by Buyer including the cost of settlement of any wrongful discharge claims. The defense of any such claims shall be borne by the Buyer and the decision to settle or litigate shall be that of the

Buyer. Any service recognition standards applicable to Telecomm employees shall also apply to Seller's selected employees and they shall be given credit for their prior employment with Seller, provided however, in regard to 401K participation, the time periods for participation shall be subject to what is permitted by law and the agreement upon which Buyer and Telecomm are bound. This section 11.3 shall not apply to Satterthwaite whose employment shall be governed by their own employment agreements to be executed with the Buyer as a condition of the Closing.

    11.4 BOARD OF DIRECTORS SEATS.

    Satterthwaite shall receive (SUBJECT TO FURTHER CONSIDERATION) ___________ seats on the Telecomm Board of Directors. At all future Shareholder meetings held for the election of directors their representative appointee(s) shall be recommended to the Shareholders of Telecomm for continued selection for as long as said appointee(s) remains employed by Buyer in an executive capacity.

SECTION 12.   CLOSING

    12.1  TIME AND PLACE OF CLOSING.

    The transfers and deliveries contemplated hereby (the "Closing") will take place on the 31st day of July, 1997, at 10:00 a.m., local time. The Closing will take place at the law offices of Dworken & Bernstein Co., L.P.A., 153 East Erie Street, Painesville, Ohio 44077, or such other date, time or place as the parties may mutually agree.

SECTION 13.   MISCELLANEOUS

    13.1  FURTHER ACTS.

    The parties agree to perform any further acts and to execute and deliver any other documents which may be reasonably necessary to carry out the intent and provisions of this Agreement.

    13.2  ASSIGNMENT.

    Without the consent of Seller, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to an affiliate of Buyer.

    13.3  HEADINGS.

    The clause headings appearing in this Agreement have been, inserted for the purpose of convenience and reference. They do not purport to, and will not be deemed to, define, limit or extend the scope or intent of the clauses to which they apply, and they will not be considered in construing the terms of this Agreement.

    13.4  INVESTIGATION WILL NOT CONSTITUTE A WAVIER.

    No investigation, or lack thereof, by Buyer, or any of its agents, will be deemed to constitute or imply a waiver of any rights of Buyer may have, including any right to indemnification as the result of any material misrepresentation, or breach of warranty, or covenant in favor of Buyer as otherwise provided in this Agreement.

    13.5  COUNTERPARTS.

    This Agreement may be executed in several counterparts, each of which when so executed will be deemed to be an original for all purposes.

    13.6  PARTIAL INVALIDITY.

    If any provision of this Agreement is invalid or is held illegal or unenforceable, then notwithstanding any such invalidity, illegality, or unenforceability of such provision, the remainder of this Agreement will subsist and will be in full force and effect as though such invalid, illegal or unenforceable provision had been omitted from this Agreement.

    13.7  ENTIRE AGREEMENT.

    This Agreement embodies the entire agreement of the parties as to the subject matter herein contained. There are no promises, terms, conditions or obligations other than those contained herein; and this Agreement will supersede all previous communications, representations, or agreements, either verbal or written, between the parties hereto. Without limiting the foregoing, no letter, telegram, or other communication passing between the parties hereto, concerning any matter during the negotiation of this Agreement, will be deemed a part of this Agreement, nor will it have the effect of modifying or adding to this Agreement.

    13.8  ADDITIONAL DOCUMENTS.

    Each party will execute and deliver, to either party, subsequent to the Closing, such other documents or instruments as may be reasonably necessary to effectuate the provisions and purpose of this Agreement. Without limitation of the generality of the foregoing, Seller will perform all reasonable acts to cause any licenses or permits issued to Seller to be assigned or transferred to Buyer in order that Buyer may conduct Seller's Business subsequent to the Closing as herein contemplated.

    13.9  NO AMENDMENT.

    No amendment, modification, change or discharge of any term or provision of this Agreement will be valid or binding unless the same is in writing and signed by all the parties hereto. No waiver of any of the terms of this Agreement will be valid unless signed by the parties against whom such waiver is asserted.

    13.10  GENDER.

    All terms and words used in this Agreement, regardless of the number and gender in which they are used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Agreement, or any other section or clause herein, may require, the same as if such words had been fully and properly written in the required number and gender.

    13.11  TIME PERIODS.

    Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.


    13.12  CONSTRUCTION.

    This Agreement has been prepared by the joint efforts of the respective attorneys for each of the parties. This Agreement should be interpreted fairly, and not strictly construed against either party.



    13.13  NO THIRD PARTY BENEFICIARIES.

    The parties affirmatively state that they do not intend to confer any legal or contractual rights or benefits upon any third persons or Entities, either directly or incidentally, and all legal rights, duties and obligations set forth in this Agreement will bind and benefit only the parties hereto.

    13.14  NOTICES.

    Any notice or demand required or permitted to be given hereunder, will be in writing, signed by the party giving or making the same, and will be delivered by certified mail, return receipt requested, or by personal hand delivery with receipt of delivery, to all parties hereto at their respective addresses hereinafter set forth. In the event that delivery of any such notice or demand cannot be effected as aforesaid, the same may be served by any method authorized for the service of legal process as set forth in the Ohio Rules of Civil Procedure. Any party hereto will have the right to change the place to which any such notice or demand, or other written instrument will be sent to him by similar notice sent in a like manner to all parties hereto. The date of mailing of any such offer or demand, if applicable, will be deemed to be the date of such offer or demand and will be effective from that date. The addresses of the parties to this Agreement are as shown hereinbelow:

         To Buyer:           9310 Progress Parkway
                             Mentor, Ohio 44060
                             Fax: (216) 639-6660
                             Attention: James Lowery, Chairman

         with a copy to:     Dworken & Bernstein Co., L.P.A.
                             153 East Erie Street
                             Painesville, Ohio 44077
                             Tel. No. (216) 946-7656
                             Fax: (216) 352-3469
                             Attention: Melvyn E. Resnick, Esq.



         To Seller:          8450 Westfield Blvd.
                             Indianapolis, Indiana 46240
                             Fax: (317) 574-1020
                             Attention: Paul Satterthwaite, President

         with a copy to:     Frank & Kraft
                             135 North Pennsylvania Street, Suite 1100
                             Indianapolis, Indiana 46204
                             Tel. No. (317) 684-1100
                             Fax: (317) 684-6111
                             Attention: Robert W. Zentz, Esquire

    13.15  BINDING.

    This Agreement will bind and inure to the benefit of the parties hereto, their respective assigns, and personal representatives and successors.

    13.16  INCORPORATION BY REFERENCE.

    All exhibits and documents attached hereto will be deemed to be incorporated herein by reference as though fully set forth.

    IN WITNESS WHEREOF, the parties hereto have signed this Agreement, intending to be legally bound thereby.

Signed in the Presence of:
                                       UNITEL, INC. (Seller)

---------------------------       By:      /s/ Paul Satterthwaite
                                     ---------------------------------------
                                  Paul Satterthwaite, President
---------------------------

---------------------------           /s/ Paul Satterthwaite
                                  ------------------------------------------
                                  Paul Satterthwaite, Individually
---------------------------

                                      /s/ Jon Satterthwaite
---------------------------       ------------------------------------------
                                  Jon Satterthwaite, Individually

---------------------------


                                  TELECO ACQUISITION CORPORATION
                                  (Buyer)

                                  By:     /s/ James Lowery
---------------------------       ------------------------------------------
                                     James Lowery, CEO

---------------------------

                                  TELECOMM INDUSTRIES CORP.

                                  By:    /s/ James Lowery
---------------------------     ---------------------------------------
                                     James Lowery, CEO

---------------------------